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                                  EXHIBIT 3(i)

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             CORUS BANKSHARES, INC.


FIRST: The name of the corporation (hereinafter called the "corporation") shall be:

                             CORUS BANKSHARES, INC.

SECOND:   The purposes and powers of this corporation shall be:

  (a) To operate and conduct a bank holding company by providing management service and advice to its subsidiaries relating to such matters as accounting methods, investments, lending and credit techniques and compliance with governmental regulations.

  (b) To do any and all lawful acts and to carry out any and all lawful business purposes permitted by law to a corporation formed under the Minnesota Business Corporation Act.

  (c) To acquire, hold, mortgage, pledge and dispose of the shares, bonds, securities and other evidences of indebtedness of any domestic or foreign corporation.

  (d) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade-names.

  (e) To enter into obligations or contracts and to do any acts incidental to the transaction of its business or expedient for the attainment of the purposes stated in these articles.

  (f) To do each and all of the things aforesaid for itself, or as agent, broker, factor or consignee of, or associate with another, and to do the same as fully and to the same extent as natural persons might or could do.

          To have in furtherance of the corporate purposes, all of the powers conferred upon corporations incorporated under Chapter 320A, Minnesota Statutes.

          Provided, that the word "and" shall mean "or" as well, and the word "or" shall mean "and" as well, wherever used in this Article.

THIRD:    The duration of the corporation shall be perpetual.

FOURTH: The address of the registered office of the corporation in the State of Minnesota is c/o C T Corporation System, Inc., 405 Second Avenue, South, Minneapolis 55401,





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                                  EXHIBIT 3(i)


          and the name of the registered agent of the corporation at that address is C T Corporation System, Inc. The said registered office is located in the County of Hennepin.

FIFTH:

  (a) The total authorized number of par value shares of this corporation shall be fifty million (50,000,000) shares; and the par value of each such share shall be Five Cents ($0.05).

  (b) All shares shall have the same relative rights and voting power and be without any relative preference or restrictions.

  (c) The corporation shall have and does hereby retain a first lien on the shares of its stockholders, and upon all dividends due thereon, for any indebtedness by such stockholders to the corporation.

SIXTH: No shareholder entitled to vote in the election of directors shall be entitled as of right to cumulative voting in any such election.

SEVENTH: Any action required or permitted to be taken at a meeting of the Board of Directors of the corporation, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to make the same action at a meeting of the Board of Directors at which all directors were present.

EIGHTH: The corporation shall, to the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Chapter from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Chapter.

NINTH: No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article Ninth shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article Ninth. No amendment to or repeal of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TENTH: No holder of shares of capital stock of the corporation shall have any preemptive or preferential right of subscription to any shares of stock of the corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the




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                                  EXHIBIT 3(i)


          corporation issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its sole discretion, may from time to time determine, and at such price as the Board of Directors from time to time may fix.

ELEVENTH: The corporation's business and conduct of its affairs shall be regulated as follows:

     (a) The management of the business and affairs of this corporation and the custody of its properties shall be vested in a Board of Directors of not less than five (5) and not more than thirteen (13) members who need not be stockholders. A majority of the Board of Directors shall constitute a quorum.

     (b) The Board of Directors may adopt and amend by-laws and adopt a seal for this corporation.

     (c) The annual meeting of the stockholders of this Corporation shall be held on a day and hour and place to be designated by the Board of Directors. Such date shall not be earlier than the First Monday in April and not later than the last Monday in May of each year. At all meetings of stockholders, special or annual, a majority of the stock entitled to vote thereat shall constitute a quorum. Concurrence of a majority of all of the issued and outstanding stock entitled to vote thereat shall be required for the taking of any action by the stockholders, including the election of directors, unless by the concurrence of more is required, and there shall be no cumulative voting.

     (d) The directors, when elected, shall hold office until the annual meeting of stockholders in the following year and until their successors shall have been elected and have qualified.

     (e) Immediately following the annual meeting of stockholders, the annual meeting of directors shall be held. At such meeting the officers of the corporation shall be elected by the directors. The officers, when elected, shall hold office until the annual meeting of directors in the following year and until their successors shall have been elected and have qualified. The officers of the corporation shall consist of a President, Vice-President, Secretary, Treasurer, and such assistant secretaries and assistant treasurers as the Board of Directors shall from time to time determine. Any one person may hold one or more offices.

     (f) The shares in this corporation shall be issued from time to time upon order of the Board of Directors for such consideration of cash, or other property, tangible or intangible, or services, or of an amount transferred from surplus to stated capital upon a share dividend, as the Board of Directors in its discretion shall determine.